Free Writing Prospectus

Filed Pursuant to Rule 433

Dated July 22, 2014

Registration Statement Nos. 333-173928 and 333-173928-10

$1.5BN FORD CREDIT AUTO LEASE TRUST (FORDL) 2014-B

JT-BOOKS:	Barclays, Citi, Credit Ag
CO-MGRS:	Commerz, Unicredit
SELLING GRP:	Loop, Mischler

CLS	$AMT(MM)	S&P/FITCH	WAL	WIN	E.FNL	L.FNL	BMK+SPD	YLD	COUP	PX
A-1	280.000	A-1+/F1+	0.33	1-8	03/15	08/15		0.18%	0.18%	100.00000%
A-2A	200.000	AAA/AAA	1.16	8-20	03/16	03/17	EDSF+16	0.517%	0.51%	99.99257%
A-2B	367.000	AAA/AAA	1.16	8-20	03/16	03/17	1mL+16			100.00000%
A-3	376.000	AAA/AAA	1.90	20-26	09/16	09/17	EDSF+25	0.895%	0.89%	99.99373%
A-4	130.000	AAA/AAA	2.26	26-29	12/16	11/17	IntS+32	1.109%	1.10%	99.98566%
B	76.050	AA+/AA	2.42	29-30	01/17	12/17	IntS+50	1.360%	1.35%	99.98535%
C	70.950	* * * NOT OFFERED * * *

EXPECTED SETTLE	:	07/29/14	FORMAT	:	SEC-REG (A-1 144A)
FIRST PAY DATE	:	08/15/14	EXPECTED RATINGS	:	S&P/FITCH
BBERG TICKER	:	FORDL 14-B	MIN DENOMS A1	:	$100k by $1k
BILL AND DELIVER	:	BARCLAYS	MIN DENOMS A2-C	:	$1k by $1k
EXP PRICING	:	PRICED	PRICING SPEED	:	100% PPC TO MAT

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV.  ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.